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                                                                   EXHIBIT 10.39

                     MIDWAY MANAGEMENT BONUS INCENTIVE PLAN

                                MIDWAY GAMES INC.
                           MIDWAY AMUSEMENT GAMES, LLC
                         MIDWAY HOME ENTERTAINMENT INC.
                             MIDWAY GAMES WEST INC.

1.   PURPOSE

For the purpose of providing Eligible Employees with greater incentive to exert their efforts on behalf of the Company and to encourage their continued provision of services to the Company, Midway Games Inc., Midway Amusement Games, LLC, Midway Home Entertainment Inc. and Midway Games West Inc. (collectively, the "Company") hereby establish a bonus incentive plan known as the "Midway Bonus Incentive Plan" (the "Bonus Plan"). The Bonus Plan will serve to focus the attention and efforts of its participants on the financial and operational goals of Midway Games Inc. ("Midway"), and the participants' individual performance goals, and will provide an incentive and reward for the Bonus Plan participants who achieve those goals. The Bonus Plan offers participants the opportunity to be awarded substantial bonuses based on a combination of Midway's financial performance and management's evaluation of the degree to which that individual meets his or her individual performance goals.

2.   CERTAIN DEFINITIONS

"Actual Net Income" shall mean Midway's Net Income for the Year, as determined in the sole discretion of Management.

"Base Salary" shall mean the before-tax actual cash compensation paid to the Eligible Employee during the Year, excluding bonus awards, amounts related to the exercise of options, contributions to employee benefit plans, and other compensation not designated as regular salary.

"Company" shall mean Midway Games Inc., Midway Amusement Games, LLC, Midway Home Entertainment Inc. and Midway Games West Inc., collectively.

"Eligible Employees" shall mean certain regular, full-time employees who:

     (1) are classified by the Company as exempt for Fair Labor Standards Act purposes;

     (2) earn at least $50,000 in Base Salary during the relevant Year;

     (3) are not eligible for the Design Team Bonus Plan or any sales incentive or commission compensation plan;

     (4) are actively employed by the Company on January 1st of the relevant Year; and

     (5) are actively employed by the Company on the date the bonus is paid.

"Management" shall mean the Chairman of Midway or such officer(s) as may be designated by the Chairman to act on his behalf with respect to this Bonus Plan.

"Midway" shall mean Midway Games Inc., a Delaware corporation.

"Net Income" shall mean Midway's pre-tax operating income for a period, adjusted to include interest income, but excluding unusual or extraordinary one-time charges, as determined in the sole discretion of Management.

"Target Net Income" shall mean Midway's target goal for Net Income for the Year, as determined in the sole discretion of Management.

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A "Year" is the period from January 1 to the following December 31. The first
Year under this Bonus Plan is January 1, 2003 through December 31, 2003.

3.   CALCULATION OF BONUS AMOUNTS

Bonuses will be calculated under this Bonus Plan for Eligible Employees based on a combination of the financial performance of Midway and Management's evaluation of the degree to which an Eligible Employee meets his or her individual performance goals. The calculation of bonuses will be in accordance with the following formula:

   Base Salary X Employee Target Bonus Percentage X Individual
     Performance Percentage X Company Performance Percentage = Bonus Paid

     EMPLOYEE TARGET BONUS PERCENTAGE: Management, in its sole discretion, will assign each Eligible Employee an Employee Target Bonus Percentage based, among other things, on such employee's standing within the Company.

     COMPANY PERFORMANCE PERCENTAGE: After Midway's fiscal year end results have been determined by the Company in its sole discretion, Management will calculate the Company Performance Percentage. This determination will be based on a comparison of Midway's Actual Net Income versus Midway's Target Net Income for the Year.

     If Actual Net Income equals Target Net Income, the Company Performance Percentage will be 100%.

     The Company Performance Percentage will be increased to the extent Actual Net Income exceeds Target Net Income, at the rate of 2% for each 1% of excess, up to a maximum Company Performance Percentage of 200%.

     The Company Performance Percentage will be decreased to the extent Actual Net Income is less than Target Net Income, at the rate of 2% for each 1% of shortfall, provided, however, if Actual Net Income is below 50% of Target Net Income, the Company Performance Percentage will be zero.

     Examples of the calculation of the Company Performance Percentage follow:

   Actual Net Income Versus Target Net
                Income, %                   Company Performance Percentage
   -----------------------------------      ------------------------------
          150% or more of Target                         200%
              140% of Target                             180%
              130% of Target                             160%
              120% of Target                             140%
              110% of Target                             120%
              100% of Target                             100%
              95% of Target                               90%
              85% of Target                               70%
              75% of Target                               50%
              65% of Target                               30%
              55% of Target                               10%
         Less than 50% of Target                         Zero

     INDIVIDUAL PERFORMANCE PERCENTAGE: Each Eligible Employee will be assigned individual performance goals they are expected to achieve during the Year. These goals will be assigned by Management based on the overall goals of the Company and the individual employee's responsibilities as they relate to the Company's goals. As soon as practical after the end of the Year, each Eligible Employee will receive an annual review of his

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or her performance, measured against the individual performance goals that were established for the Year. Management, in its sole discretion, will assign each Eligible Employee an Individual Performance Percentage based on such review that reflects the percentage of the goals that were achieved.

     ADJUSTMENTS TO PERCENTAGES: Any Eligible Employee who changes job responsibilities during the Year, or otherwise becomes eligible to participate in the Bonus Plan during the Year may receive an adjusted or prorated Employee Target Bonus Percentage and Individual Performance Goals, at the sole discretion of Management.

4.   SAMPLE BONUS CALCULATIONS

     Once all percentages have been determined, bonuses will be calculated as set forth in the following examples:

                  Employee Target Bonus Percentage = 10%
                  Company Performance Percentage = 100%
                  Individual Performance Percentage = 100%
                       Bonus = 10% of Base Salary (10% X 100% X 100%)


                  Employee Target Bonus Percentage = 10%
                  Company Performance Percentage = 140%
                  Individual Performance Percentage = 90%
                       Bonus = 12.6% of Base Salary (10% X 140% X 90%)

                  Employee Target Bonus Percentage = 10%
                  Company Performance Percentage = 80%
                  Individual Performance Percentage = 90%
                       Bonus = 7.2% of Base Salary (10% X 80% X 90%)

5.   DISTRIBUTION OF BONUSES

     As soon as practicable after Management has completed its calculations under this Bonus Plan, approximately April 1st, the Bonuses shall be distributed to Eligible Employees. The amount of Bonus for any such employee is to be determined by Management in its sole discretion. All Bonuses paid shall be subject to applicable withholding taxes. Bonuses paid to officers of Midway may be subject to prior approval of the Compensation Committee of the Board of Directors of Midway.

6.   ENTIRE AGREEMENT

     This Bonus Plan replaces and supercedes all programs of the Company under which the Eligible Employees receive bonuses. In addition, this Bonus Plan supersedes and replaces any and all prior and contemporaneous agreements with respect to bonuses, whether written or oral, between the Company and any other party, including, without limitation, any Eligible Employee.

7.   RESERVATION OF RIGHTS

     This Bonus Plan is not a contract. The continuation of the Bonus Plan is at the sole discretion of the Company, and the Company reserves the right to revise, modify, amend, rescind or cancel this Bonus Plan at any time and for any reason, with or without notice. All determinations by the Company regarding the Bonus to be received by each Eligible Employee are at the discretion of Management and shall be deemed final upon distribution to such Eligible Employee. Any decision by the Company to not exercise one or more of its rights under this Bonus Plan shall not be deemed a waiver of its right to exercise such rights in the future.

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